Exhibit (a)(1)(E)

A registration statement relating to the securities proposed to be issued in the Offer (as defined below) will be filed with the U.S. Securities and Exchange Commission but has not yet become effective. Such securities may not be sold nor may offers to buy such securities be accepted prior to the time the registration statement becomes effective. This announcement is neither an offer to purchase nor a solicitation of an offer to sell H&E shares (as defined below). The Offer is made solely by the Prospectus/Offer to Exchange (as defined below) and the related Letter of Transmittal (as defined below) and any amendments or supplements thereto. The Offer is not being made to (and no tenders will be accepted from or on behalf of) holders of H&E shares in any state in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such state. Merger Sub (as defined below) may, in its discretion, take such action as it deems necessary to make the Offer to holders of H&E shares in any such state in compliance with such applicable laws. In those states where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Merger Sub by one or more registered brokers or dealers licensed under the laws of such state to be designated by Merger Sub.

Offer to Exchange

Each Outstanding Share of Common Stock

of

H&E EQUIPMENT SERVICES, INC.

for

$78.75 in cash and 0.1287 shares of Herc Holdings Inc. common stock per H&E share

Pursuant to the Prospectus/Offer to Exchange dated March 19, 2025 by

HR MERGER SUB INC.,

a wholly owned subsidiary of

HERC HOLDINGS INC.

HR Merger Sub Inc., a Delaware corporation (“Merger Sub”) and a wholly owned subsidiary of Herc Holdings Inc., a Delaware corporation (“Herc”), is offering to exchange any and all of the shares of common stock, par value $0.01 per share (the “H&E shares”), of H&E Equipment Services, Inc., a Delaware corporation (“H&E”), that are outstanding for $78.75 in cash and 0.1287 shares of Herc common stock per H&E share (the “Offer Price”), in each case, without interest and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the prospectus/offer to exchange, dated March 19, 2025 (as it may be amended or supplemented from time to time, the “Prospectus/Offer to Exchange”), and the related letter of transmittal (the “Letter of Transmittal”), which, together with any amendments or supplements thereto, collectively constitute the “Offer.” Tendering stockholders who have H&E shares registered in their names and who tender directly to Computershare Trust Company, N.A. (the “Depository and Paying Agent”) will not be obligated to pay brokerage fees, commissions or, except as set forth in the Letter of Transmittal, stock transfer taxes on the sale of H&E shares to Merger Sub pursuant to the Offer. Stockholders with H&E shares held in street name by a broker, dealer, commercial bank, trust company or other nominee should consult with their broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE ONE MINUTE AFTER 11:59 P.M., EASTERN TIME, ON APRIL 15, 2025, UNLESS THE OFFER IS EXTENDED.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of February 19, 2025, by and among Herc, Merger Sub and H&E (as it may be amended or supplemented from time to time in accordance with its terms, the “Merger Agreement”), pursuant to which, as soon as practicable following the time Merger Sub accepts for payment H&E shares validly tendered and not properly withdrawn pursuant to the Offer (the

“Offer Acceptance Time”) and subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, Merger Sub will merge with and into H&E (the “Merger”) without a meeting of the stockholders of H&E in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), with H&E continuing as the surviving corporation in the Merger (the “Surviving Corporation”) and becoming a wholly owned subsidiary of Herc. At the effective time of the Merger, each H&E share then outstanding (other than H&E shares that are held by any stockholders or beneficial owners who properly demand appraisal in connection with the Merger as described in the Prospectus/Offer to Exchange) will be converted into the right to receive the Offer Price, without interest and less any applicable withholding taxes, except for H&E shares then owned by Herc, Merger Sub or H&E and its subsidiaries, which H&E shares will be cancelled and will cease to exist, and no consideration will be delivered in exchange therefor. As a result of the Merger, the H&E shares will no longer be publicly traded and the Surviving Corporation will be a wholly owned subsidiary of Herc. The Merger Agreement is more fully described in the Prospectus/Offer to Exchange.

The Offer is not subject to any financing condition. The Offer is conditioned upon: (i) the number of H&E shares validly tendered (and not properly withdrawn) prior to one minute after 11:59 p.m., Eastern Time, on April 15, 2025 (the “Expiration Date,” unless Merger Sub extends the Offer pursuant to and in accordance with the terms of the Merger Agreement, in which event “Expiration Date” will mean the latest time and date at which the Offer, as so extended by Merger Sub, will expire) (excluding H&E shares tendered pursuant to guaranteed delivery procedures that were not received prior to the Expiration Date) together with the H&E shares then owned by Merger Sub, representing at least one H&E share more than 50% of the then outstanding H&E shares (the “Minimum Condition”), provided, however, that for purposes of determining whether the Minimum Condition has been satisfied, H&E shares tendered in the Offer pursuant to guaranteed delivery procedures that have not yet been “received” as such term is defined in Section 251(h)(6)(f) of the DGCL will be excluded; (ii) the accuracy of H&E’s representations and warranties contained in the Merger Agreement (subject to customary materiality qualifiers); (iii) H&E’s performance of its obligations under the Merger Agreement in all material respects; (iv) the absence of a Company Material Adverse Effect (as defined in the Merger Agreement) that is continuing; (v) the absence of any legal or regulatory restraint that prevents the consummation of the Offer or the Merger and the expiration or termination of any waiting periods applicable to the consummation of the Offer or the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; (vi) the registration statement on Form S-4 having become effective under the U.S. Securities Act of 1933, as amended, and not being the subject of any stop order or proceeding seeking a stop order; (vii) the Herc common stock to be issued in the Offer and the Merger having been approved for listing on the New York Stock Exchange, subject to official notice of issuance; (viii) the absence of a termination of the Merger Agreement in accordance with its terms; (ix) the commencement and completion of the Marketing Period (as defined in the Merger Agreement); and (x) other customary conditions as described in the Prospectus/Offer to Exchange. After the Offer Acceptance Time and subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, Herc, Merger Sub and H&E will cause the Merger to become effective without a meeting of the stockholders of H&E in accordance with Section 251(h) of the DGCL.

THE BOARD OF DIRECTORS OF H&E UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS TENDER ALL OF THEIR H&E SHARES PURSUANT TO THE OFFER.

The board of directors of H&E has unanimously: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of H&E and its stockholders, and declared it advisable to enter into the Merger Agreement with Herc and Merger Sub, (ii) approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger, in accordance with the DGCL, (iii) resolved that, subject to the terms of the Merger Agreement, the Merger shall be effected under Section 251(h) of the DGCL and (iv) resolved to recommend that H&E’s stockholders accept the Offer and tender their H&E shares to Merger Sub pursuant to the Offer, in each case, upon the terms and subject to the conditions of the Merger Agreement.

Merger Sub and Herc may waive any condition, in whole or in part, other than the Minimum Condition, at any time and from time to time, without H&E’s consent. Merger Sub is required to extend the Offer beyond the initial Expiration Date on one or more occasions in consecutive increments of up to 10 business days (or such longer period with the prior written consent of H&E) per extension if, as of the scheduled Expiration Date, any Offer Condition (as defined in the Merger Agreement) is not satisfied or waived by Merger Sub and by Herc (to the extent such waiver is permitted under the Merger Agreement and applicable law), to permit such Offer Condition to be satisfied. In addition, Merger Sub will extend the Offer for the minimum period required by any legal requirement, interpretation or position of the Securities and Exchange Commission or its staff or the NASDAQ Global Select Market or its staff. However, in no event will Merger Sub be required to extend the Offer beyond the earlier to occur of (x) the valid termination of the Merger Agreement and (y) one business day prior to the Termination Date (such earlier occurrence, the “Extension Deadline”). The “Termination Date” means November 24, 2025, subject to a potential extension to the date that is five business days following the then scheduled end date of the Marketing Period in the event that the Marketing Period has commenced but has not been completed as of the Termination Date, or an additional extension to February 24, 2026, if certain regulatory conditions remain outstanding as of the Termination Date. The Merger Agreement provides that Herc and Merger Sub are not required to extend the Offer beyond the Extension Deadline. Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date.

There will not be a subsequent offering period for the Offer. Pursuant to the Merger Agreement, subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, Merger Sub, Herc and H&E will take all necessary action to cause the Merger to become effective as soon as practicable following the Offer Acceptance Time. Because the Merger will be governed by Section 251(h) of the DGCL, no stockholder vote will be required to consummate the Merger. Merger Sub does not expect there to be a significant period of time between the consummation of the Offer and the Closing.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Merger Sub will (and Herc will cause Merger Sub to) promptly, and in no event later than 9:00 a.m., Eastern Time, one business day after the Expiration Date, irrevocably accept for payment all H&E shares validly tendered (and not properly withdrawn) pursuant to the Offer and as promptly as practicable after the Offer Acceptance Time pay for all such H&E shares. For purposes of the Offer, Merger Sub will be deemed to have accepted for payment, and thereby purchased, H&E shares validly tendered and not properly withdrawn, if and when Merger Sub gives oral or written notice to the Depository and Paying Agent of Merger Sub’s acceptance for payment of such H&E shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for H&E shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depository and Paying Agent, which will act as agent for tendering stockholders of record for the purpose of receiving payments from Merger Sub and transmitting such payments to tendering stockholders whose H&E shares have been accepted for payment. Under no circumstances will interest with respect to the H&E shares purchased pursuant to the Offer be paid, regardless of any extension of the Offer or delay in making such payment.

No alternative, conditional or contingent tenders will be accepted. In all cases, payment for H&E shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depository and Paying Agent of: (i) for H&E shares held as physical certificates, the certificates evidencing such H&E shares (the “H&E Share Certificates”) or, for H&E shares held in book-entry form, confirmation of a book-entry transfer of such H&E shares into the Depository and Paying Agent’s account, pursuant to the procedures set forth in the Prospectus/Offer to Exchange; (ii) a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees or, in the case of book-entry transfers of H&E shares, either such Letter of Transmittal or an Agent’s Message (as defined in the Prospectus/Offer to Exchange) in lieu of such Letter of Transmittal; and (iii) any other documents required by the Letter of Transmittal.

H&E shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, tenders of H&E shares are irrevocable, except that they may also be withdrawn after 60 days from the commencement of the Offer, unless such H&E shares have already been accepted for payment by Merger Sub pursuant to the Offer. For a withdrawal to be proper and effective, a written notice of withdrawal must be timely received by the Depository and Paying Agent at one of its addresses set forth on the back cover of the Prospectus/Offer to Exchange. Any such notice of withdrawal must specify the name of the person who tendered the H&E shares to be withdrawn, the number of H&E shares to be withdrawn and the name of the registered holder of such H&E shares, if different from that of the person who tendered such H&E shares. If H&E Share Certificates evidencing H&E shares to be withdrawn have been delivered or otherwise identified to the Depository and Paying Agent, then, prior to the physical release of such H&E Share Certificates, the serial numbers shown on such H&E Share Certificates must be submitted to the Depository and Paying Agent and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Prospectus/Offer to Exchange), unless such H&E shares have been tendered for the account of an Eligible Institution. If H&E shares have been tendered pursuant to the procedure for book-entry transfer as set forth in the Prospectus/Offer to Exchange, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn H&E shares. Withdrawals of tendered H&E shares may not be rescinded, and any H&E shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, H&E shares that have been properly withdrawn may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in the Prospectus/Offer to Exchange.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of H&E shares will be determined by Merger Sub in its sole discretion.

Merger Sub reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. None of Merger Sub, the Depository and Paying Agent, the Information Agent (as defined below) or any other person will be under any duty to give notification of any defects or irregularities in any tenders or in any notice of withdrawal or incur any liability for failure to give any such notification.

H&E has provided Merger Sub with H&E’s stockholder list and security position listings for the purpose of disseminating the Offer to holders of H&E shares. The Prospectus/Offer to Exchange and the Letter of Transmittal will be mailed to record holders of H&E shares whose names appear on H&E’s stockholder list and will be furnished, for subsequent transmittal to beneficial owners of H&E shares, to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

The receipt of cash and Herc common stock in exchange for H&E shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder (as defined in the Prospectus/Offer to Exchange) of H&E shares will recognize gain or loss in an amount equal to the difference between (i) the sum of cash and the fair market value of Herc common stock received in the Offer or the Merger and (ii) such U.S. holder’s adjusted tax basis in the H&E shares exchanged therefor. A Non-U.S. holder (as defined in the Prospectus/Offer to Exchange) of H&E shares will generally not be subject to U.S. federal income tax on any gain realized on the disposition of H&E shares pursuant to the Offer or the Merger unless such holder has certain connections to the United States. For a more detailed description of the material U.S. federal income tax consequences of the Offer and the Merger to holders of H&E shares, see the Prospectus/Offer to Exchange. Each holder of H&E shares should consult its tax advisor about the particular tax consequences to such holder of tendering H&E shares pursuant to the Offer, exchanging H&E shares in the Merger or exercising appraisal rights.

The information required to be disclosed by Rule 14d-6(d)(1) under the Securities Exchange Act of 1934, as amended, is contained in the Prospectus/Offer to Exchange and is incorporated herein by reference.

Questions and requests for assistance may be directed to D.F. King & Co., Inc., the information agent for the Offer (the “Information Agent”), at the address and telephone number set forth below. In addition, requests for additional copies of the Prospectus/Offer to Exchange, the Letter of Transmittal, the notice of guaranteed delivery and other tender offer materials may be directed to the Information Agent. Such copies will be furnished promptly at Merger Sub’s expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

Except as set forth in the Prospectus/Offer to Exchange, neither Merger Sub nor Herc will pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of H&E shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies or other nominees will, upon request, be reimbursed by Merger Sub for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd floor

New York, NY 10005

Banks and Brokers Call: (212) 257-2516

All Others Call Toll Free: (800) 431-9646

Email: HEES@dfking.com

March 19, 2025